QuickLinks -- Click here to rapidly navigate through this document

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14A-11(C) or Rule 14A-12
DUANE READE INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

440 Ninth Avenue
New York, New York 10001

Dear Stockholder:

        You are cordially invited to attend our Annual Meeting of Stockholders to be held on Thursday, May 8, 2003, at 11:00 a.m., Eastern time at our distribution facility, 55-02 55th Avenue, Maspeth, New York 11378.

        At the annual meeting, you will be asked to consider and vote upon the following matters, all of which are described more completely in the accompanying proxy statement:

  1.
  To elect six persons to our Board of Directors to serve for a term of one year and until the election and qualification of their respective successors; and

  2.
  To approve the third amendment to our 1997 Equity Participation Plan, as amended, to increase the number of shares of common stock authorized for issuance over the term of the plan by 1,000,000 shares; and

  3.
  To transact any other business as may properly come before the annual meeting and any adjournments or postponements of the meeting.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES NAMED IN THE PROXY STATEMENT, AS WELL AS A VOTE IN FAVOR OF THE AMENDMENT TO INCREASE THE NUMBER OF SHARES AUTHORIZED TO BE ISSUED FROM THE 1997 EQUITY PARTICIPATION PLAN.

        Only stockholders of record at the close of business on March 27, 2003 are entitled to notice of, and to vote at, the annual meeting.

        We urge you to carefully review the proxy statement. We hope you will attend the annual meeting. However, whether or not you plan to attend the annual meeting, it is important that your shares are represented. Accordingly, please complete, sign and date the enclosed proxy and return it in the enclosed prepaid envelope. If you are present at the annual meeting you may, if you wish, withdraw your proxy and vote in person.

Very truly yours,
Anthony J. Cuti, Chairman of the Board of Directors, Chief Executive Officer and President
April 11, 2003

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 8, 2003

Duane Reade Inc.
440 Ninth Avenue
New York, New York 10001

To the Stockholders of Duane Reade Inc.:

        The Annual Meeting of Stockholders of Duane Reade Inc., a Delaware corporation, will be held at our distribution facility, 55-02 55th Avenue, Maspeth, New York 11378, on Thursday, May 8, 2003, at 11:00 a.m., Eastern time for the following purposes:

  1.
  To elect six persons to our Board of Directors to serve for a term of one year and until the election and qualification of their respective successors; and

  2.
  To approve the third amendment to our 1997 Equity Participation Plan, as amended, to increase the number of shares of common stock authorized for issuance over the term of the plan by 1,000,000 shares; and

  3.
  To transact any other business as may properly come before the annual meeting and any adjournments or postponements of the meeting.

        Our Board of Directors has fixed the close of business on March 27, 2003 as the record date for the annual meeting. Only stockholders of record at the close of business on the record date are entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements of the meeting.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES NAMED IN THE PROXY STATEMENT, AS WELL AS A VOTE IN FAVOR OF THE AMENDMENT TO INCREASE THE NUMBER OF SHARES AUTHORIZED TO BE ISSUED FROM THE 1997 EQUITY PARTICIPATION PLAN.

        Whether or not you plan to attend the annual meeting, please complete, sign, date and return promptly the enclosed form of proxy. A return envelope is enclosed for your convenience and requires no postage for mailing in the United States.

                      By Order of the Board of Directors

                      Michelle D. Bergman,
                       Secretary
                      DUANE READE INC.

April 11, 2003

Duane Reade Inc.
440 Ninth Avenue
New York, New York 10001

INTRODUCTION

        This proxy statement is furnished to the stockholders of Duane Reade Inc., a Delaware corporation, in connection with the solicitation of proxies on behalf of our Board of Directors to be voted at the annual meeting of stockholders to be held on Thursday, May 8, 2003 at 11:00 a.m., Eastern time at our distribution facility, 55-02 55th Avenue, Maspeth, New York 11378, or at any other time and place to which the annual meeting may be adjourned, for the purposes set forth in the accompanying notice of meeting. This proxy statement and notice of meeting and the related proxy card are first being mailed to stockholders beginning on or about April 11, 2003. Our principal executive office is located at 440 Ninth Avenue, New York, New York, 10001.

RECORD DATE

        The Board of Directors has fixed the close of business on March 27, 2003 as the record date for the annual meeting. Only stockholders of record on that date are entitled to vote at the meeting in person or by proxy.

PROXIES

        Anthony J. Cuti and Michelle D. Bergman were appointed by the Board of Directors to vote the shares represented by the proxy card. Upon our receipt of a properly signed and dated proxy card, the shares represented by the proxy card will be voted in accordance with the instructions on the proxy card. If a stockholder does not return a signed proxy card, his or her shares cannot be voted by proxy. Stockholders are urged to mark the boxes on the proxy card to show how their shares are to be voted.

        If a stockholder returns a signed proxy card without marking the boxes, the shares represented by the proxy card will be voted as recommended by the Board of Directors on the proxy card FOR (1) the election of the persons named under "Election of Directors" as nominees for election as Directors of Duane Reade for terms to expire on the date of the first annual meeting of our stockholders following the annual meeting and (2) the approval of the third amendment to our 1997 Equity Participation Plan to increase the number of shares of common stock authorized for issuance over the term of the plan by 1,000,000 shares.

        The proxy card also confers discretionary authority on the proxies to vote on any other matter not presently known to the Board of Directors that may properly come before the annual meeting or any adjournment of the annual meeting.

        Any proxy delivered pursuant to this solicitation is revocable at the option of the person(s) executing the same (1) upon our receipt before the proxy is voted of a duly executed proxy bearing a later date, (2) by written notice of revocation to the Secretary of Duane Reade received before the proxy is voted or (3) by the person(s) voting in person at the annual meeting. Duly executed proxies in the form enclosed, unless properly revoked, will be voted at the annual meeting.

        The expenses incidental to the preparation and mailing of this proxy material are being paid by Duane Reade. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to stockholders. To assure that a quorum will be present in person or by proxy at the annual meeting, it may be necessary for officers, directors, employees or other agents of Duane Reade to solicit proxies by telephone, facsimile or other means or in person. No other solicitation currently is planned beyond the mailing of this proxy material to stockholders and to brokerage firms, nominees, custodians and fiduciaries, who may be requested to forward the proxy materials to the beneficial owners of shares held of record by them.

VOTING SHARES AND QUORUM REQUIRED

        On the record date, we had outstanding, 24,037,742 shares of common stock, par value $.01 per share. Holders of common stock on the record date are entitled to one vote per share on all matters submitted to a vote of stockholders. The presence in person or by proxy of the holders of a majority of the issued and outstanding common stock, excluding common stock held by Duane Reade, is necessary to constitute a quorum at the annual meeting. Business that might have been transacted at the annual meeting as originally called may be conducted at any adjournment at which the requisite quorum is present.

        Proxies that reflect abstentions with respect to a proposal being voted upon at the annual meeting are considered to be entitled to vote with respect to such proposal and, therefore, will be treated as votes cast against such proposal. Proxies that reflect "broker non-votes" with respect to a proposal being voted upon at the annual meeting are not considered to be entitled to vote with respect to such proposal and, therefore, will be treated as not having been voted for purposes of determining approval of such proposal and will not be counted as votes for or against the proposal.

        The affirmative vote of a majority of the shares of common stock represented in person or by proxy at the annual meeting is required to elect the nominees for director. With respect to the election of directors, abstentions will be treated as votes cast against the election of the nominees, and there cannot be any "broker non-votes" with respect to the election of directors.

        With respect to all other proposals which come before the annual meeting, the affirmative vote of a majority of shares of common stock represented in person or by proxy at the annual meeting and entitled to vote upon such proposal is required to approve such proposal. Abstentions with respect to a particular proposal will have the effect of a vote against the proposal. Broker non-votes, however, will be treated as having not been voted for purposes of determining approval of such proposal and will not be counted as votes for or against such proposal.

MATTERS TO BE VOTED UPON

Proposal 1.    Election of Directors

        Pursuant to the terms of our bylaws, the Board may increase or decrease the number of directors by resolution adopted by the affirmative vote of a majority of the entire Board, as long as there are at least 5 and no more than 14 members. Vacancies created by such an increase following the annual meeting may be filled by the Board. The Board is currently composed of seven directors. One of our directors, David W. Johnson, has informed us that he will no longer serve on the Board following the Annual Meeting, and as a result will not be seeking re-election to the Board at the annual meeting. Consequently, the Board has authorized a reduction in size from seven directors to six directors effective as of the annual meeting.

        The names of the nominees for election as directors are listed below, together with personal information as at March 27, 2003, including the present principal occupation and recent business experience of each nominee. These six nominees will be elected at the annual meeting to serve for a term of one year, or until their successors are elected and qualified.

        Each of the nominees has indicated a willingness to serve as a member of the Board of Directors if elected. If any of the nominees should become unavailable prior to the annual meeting, the proxy will be voted for a substituted nominee or nominees designated by the Board of Directors. The information provided below with respect to the nominees is as of the record date.

        All of the nominees are current members of the Board. There are no family relationships among any of our current directors, executive officers or the Board's proposed nominees.

Name, Principal Occupation and Other Directorships	Age	Director Since
Anthony J. Cuti	57	1996

Mr. Cuti has been our Chairman, Chief Executive Officer and President since April 1996. Prior to joining Duane Reade, Mr. Cuti served as President and as a member of the Board of Directors of Supermarkets General and Pathmark from 1993 to 1996 and, prior to being named President of Supermarkets General and Pathmark, Mr. Cuti was Executive Vice President and Chief Financial Officer of Supermarkets General. From 1984 to 1990, he was the Chief Financial Officer of the Bristol-Myers International Group of the Bristol-Myers Company and prior to that was employed by the Revlon Corporation.
David L. Jaffe	44	1997

Mr. Jaffe has been a Managing Partner of Centre Partners Management LLC since May 1, 2001. Mr. Jaffe was previously a Managing Director at CSFB Private Equity, Inc. since the acquisition of Donaldson, Lufkin & Jenrette by Credit Suisse First Boston, in November 2000. Prior to this acquisition, Mr. Jaffe was a Managing Director of DLJ Merchant Banking, Inc., where he was a founding member and had worked since 1985. He currently sits on the Boards of Directors of Catlin Westgen Group, Ltd., Kaz Inc., International Imaging Materials, Inc., Hyco International, Inc., Autoland Inc. and Target Media Partners. Mr. Jaffe previously served on the Boards of Directors of Wilson Greatbatch, Ltd., Terra Nova Group, Pharmaceutical Fine Chemicals S.A., Shoppers Drug Mart (SDM) Holdings, Brand Scaffold Services, NACOLAH, NextPharma Technologies and several other private companies. He also serves as a director of Project A.L.S., a charitable organization focused on funding research for the treatment of Lou Gehrig's Disease.
Kevin Roberg	52	1998

Mr. Roberg is currently a private investor and since 1999 has been a General Partner of Delphi Ventures, a health care venture capital fund. From 1998 to 1999, Mr. Roberg was the Founder and a Principal of Kelsey Capital Investments, a private investment firm. From 1995 to 1998, Mr. Roberg served as Chief Executive Officer and President of ValueRx. Prior to serving in this position, Mr. Roberg served as Chief Executive Officer and President of Medintell Systems Corporation, which was acquired by ValueRx in 1995. From 1994 to 1995, Mr. Roberg served as President-Western Health Plans and President-PRIMExtra, Inc. for EBP Health Plans, Inc. Mr. Roberg served as Division President and Chief Operating Officer of Diversified Pharmaceutical Services, a subsidiary of United HealthCare Corporation, from 1990 to 1994.

Carl M. Pradelli	36	2000

Mr. Pradelli is the President and Chief Executive Officer of Advanced Bodycare Solutions, LLC, a developer and marketer of health and beauty products. From 2000 to 2001, Mr. Pradelli was a director in the investment banking division of CSFB. Previously, Mr. Pradelli was a Senior Vice President in the retailing and consumer products group in the investment banking division of DLJ, which he joined in 1988. Mr. Pradelli received his B.S. in Business from New York University and his M.B.A. from the Wharton School of the University of Pennsylvania.
William Simon	64	2001

Mr. Simon served as the Executive Vice President-Latin American Consulting from 1999 to September 2002, and Executive Vice President-International Consulting from 2000 to September 2002, of BearingPoint, Inc. (NYSE). Previously, Mr. Simon served as a National Managing Partner for KPMG LLP in charge of the Manufacturing, Retailing & Distribution Practice and as a member of the firm's Management Committee. Prior to that assignment, Mr. Simon held several senior partner positions at KPMG, including Area Managing Partner for the Pacific Southwest and as the Partner in Charge of KPMG's Management Consulting Practice, Audit Practice and New York Office Audit Practice.
Kenneth B. Woodrow	58	2002

Mr. Woodrow served as Vice Chairman, Target Corporation, from 2000 until his retirement in December 2001. He previously served as President, Target Stores, from 1994 until 2000. Mr. Woodrow joined Target in May 1971 and held a variety of positions including Vice President of Distribution Services, Senior Vice President of Administration and Vice Chairman and Chief Financial Officer. Mr. Woodrow received his B.S. degree in Economics from Yale University in 1966 and his M.B.A. from Harvard University in 1970. Mr. Woodrow serves on the Boards of Directors of the Malt-o-Meal Corporation, Hamline University and Minnesota Private College Council.

        THE ELECTION OF THE NOMINEES REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES OF COMMON STOCK REPRESENTED IN PERSON OR BY PROXY AT THE ANNUAL MEETING.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THE FOREGOING NOMINEES FOR ELECTION AS DIRECTORS AND URGES EACH STOCKHOLDER TO VOTE "FOR" ALL NOMINEES.

Proposal 2.    Proposal to Approve the Third Amendment to the 1997 Equity Participation Plan, as Amended.

        The Board recommends that the stockholders vote to approve the third amendment to our 1997 Equity Participation Plan, as amended, pursuant to which the number of shares of common stock eligible for issuance under the plan will be increased by 1,000,000 to 3,971,181.

        By the terms of the plan, the Board may amend the plan from time to time with respect to the number of shares reserved for issuance under the plan, subject to stockholder approval. The Board believes it is in the best interest of Duane Reade to continue to incentivize its employees, consultants and non-employee directors by granting options, awards of restricted stock, performance awards, dividend equivalents, awards of deferred stock, stock payments or stock appreciation rights as part of their overall compensation, and that an increase in the number of available shares is needed to permit Duane Reade to continue to grant awards under the plan.

        On March 27, 2003, we cancelled an aggregate of 1,335,449 options pursuant to our offer to exchange options described below under the heading "Summary of Offer to Exchange Options." After the cancellations, an aggregate of 1,514,984 shares of common stock remained outstanding and available for additional grants. However, pursuant to the offer to exchange options, we are obligated to grant up to 1,335,449 replacement options on or about September 28, 2003, and as a result, only 179,535 shares of common stock remain available for future grants under the 1997 Plan. Accordingly, on February 11, 2003, the Board approved the third amendment to the plan, subject to stockholder approval, increasing the aggregate number of shares of common stock that may be issued under the plan to 3,971,181.

Description of the 1997 Equity Participation Plan

        The principal features of the 1997 Equity Participation Plan are summarized below. However, the summary is qualified in its entirety by reference to the plan itself. Copies of the plan can be obtained by making written request of Duane Reade's Secretary at Duane Reade Inc., 440 Ninth Avenue, New York, New York 10001, Attention: Secretary.

        History.    The plan was initially adopted by Duane Reade's Board of Directors effective as of June 18, 1997 and approved by the stockholders on June 18, 1997 reserving 11,000,000 shares for issuance. On January 14, 1998, we effected an 8.326 reverse stock split of our common stock that resulted in a reduction of the shares reserved for issuance to 1,321,181. At the 1999 Annual Meeting, the plan was amended to increase the number of shares available thereunder by 650,000 to 1,971,181. At the 2001 Annual Meeting, the plan was amended to increase the number of shares available for issuance thereunder by 1,000,000 to 2,971,181.

        Administration.    The Compensation Committee of the Board has the authority to conduct the general administration of the plan. Under the terms of the plan, the Compensation Committee must consist of two or more independent directors, appointed by the Board, each of whom must be both a "non-employee director" as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended and an "outside director" for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended. The Compensation Committee has the power to interpret the plan and any award agreement entered into under the plan, as well as to adopt, amend or rescind rules for the administration, interpretation and application of the plan. The full Board conducts the general administration of the plan with respect to options granted to non-employee directors, and for purposes of this summary, references to the Compensation Committee shall be deemed to refer to the Board with respect to non-employee directors.

        Eligibility.    The Compensation Committee, in its sole discretion, may from time to time grant awards to any number of Duane Reade's key employees or consultants. The Compensation Committee determines at the time of each grant the number of shares subject to these awards. In addition, the Board, in its sole discretion, may from time to time grant non-qualified stock options to any non-employee director. Subject to the terms of the plan, the Board determines at the time of each option grant to non-employee directors the number of shares subject to the options. Non-employee directors are not eligible to receive any awards other than non-qualified stock options.

        The maximum number of shares that may be granted under the plan to any employee, consultant or non-employee director in any calendar year can not exceed 480,429. Shares underlying expired or cancelled awards that have not been fully exercised before expiration or cancellation may be granted again under the plan. There are presently six non-employee directors and approximately 120 key employees and consultants that have received options under the plan. As consideration for receipt of an award, the employee, consultant or non-employee director must agree to render faithful and efficient services to Duane Reade.

        Payment for Shares.    The exercise or purchase price for all options and other awards that provide a right to acquire common stock, together with all taxes required to be withheld, must be paid in one or more of the following manners to the extent permitted under applicable law:

  •
  in full in cash at the time of the exercise or purchase,
  •
  with the approval of the Compensation Committee, in whole or in part in common stock owned by the recipient or issuable upon exercise of the option valued at its fair market value on the date of exercise, or through delivery of other property that constitutes good and valuable consideration,
  •
  through delivery of a recourse promissory note bearing interest payable to Duane Reade,
  •
  through delivery of a notice that the optionee has placed a market sell offer with a broker with respect to shares of common stock then issuable upon exercise of the option and that the broker has been directed to pay the net proceeds of the sale to Duane Reade in satisfaction of the exercise price, or
  •
  by a combination of the foregoing. In addition, the Compensation Committee may in its discretion allow a delay in payment of up to thirty days from the date the option, or portion of the option, is exercised.

        Awards Under the Equity Plan.    Each award is set forth in a separate agreement with the person receiving the award, which indicates the type, terms and conditions of the award. All of the awards that have been granted under the plan are non-qualified stock options.

        Non-Qualified Stock Options, or NQSOs.    NQSOs provide for the right to purchase common stock at a specified price that, except with respect to NQSOs intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code, may be less than fair market value on the date of grant, and usually will become exercisable, as determined by the Compensation Committee in one or more installments after the grant date. Exercise of NQSOs is subject to the participant's continued employment or services with Duane Reade and/or subject to the satisfaction of individual or company performance targets established by the Compensation Committee. NQSOs may be granted for any term specified by the Compensation Committee and will become exercisable as determined by the Compensation Committee.

        Incentive Stock Options, or ISOs.    ISOs are designed to comply with restrictions contained in the Internal Revenue Code. Among these restrictions, ISOs must have an exercise price that is not less than the fair market value of a share of common stock on the date of grant, may only be granted to employees and must expire upon the tenth anniversary of the date of its grant and within a specified period of time following the optionee's termination of employment. A subsequent modification will generally disqualify an option grant as an ISO. In the case of an ISO granted to an individual who owns or is deemed to own at least 10% of the total combined voting power of all classes of Duane Reade's stock, the plan provides that the exercise price must be at least 110% of the fair market value of a share of common stock on the date of grant and that the ISO must expire upon the fifth anniversary of the date of its grant. Subject to Internal Revenue Code limitations, ISOs will become exercisable as determined by the Compensation Committee.

        Restricted Stock.    Restricted stock may be sold to employees and consultants at various prices and is subject to those restrictions as may be determined by the Compensation Committee. In general, Duane Reade may repurchase restricted stock at the original purchase price if the specified conditions or restrictions are not met, and restricted stock may not be sold or otherwise transferred or hypothecated until restrictions are removed or expire. Purchasers of restricted stock, unlike recipients of options, will have voting rights and will receive dividends (if applicable) prior to the time the restrictions lapse.

        Deferred Stock.    Deferred stock may be awarded to employees and consultants, typically without payment of consideration, subject to vesting conditions based on continued employment or on performance criteria established by the Compensation Committee. Like restricted stock, deferred stock may not be sold or otherwise transferred or hypothecated until vesting conditions are removed or satisfied. Unlike restricted stock, however, deferred stock will not be issued until the deferred stock award has vested, and recipients of deferred stock generally will have no voting or dividend rights prior to the time when vesting conditions are satisfied.

        Stock Appreciation Rights, or SARs.    SARs may be granted to employees and consultants in tandem with stock options or other awards or separately. SARs granted in tandem with stock options or other awards typically provide for payments to the holder based upon increases in the price of common stock over the exercise price of the related option or other award. Alternatively, SARs may provide for payments based upon criteria such as book value. Except as required by Section 162(m) of the Internal Revenue Code with respect to an SAR intended to qualify as performance-based compensation and except for any restrictions specified in the plan on the amount of gain realizable from the exercise of SARs, the Compensation Committee may elect to make SAR payments in cash or in common stock or in a combination of both.

        Dividend Equivalents.    Dividend equivalents represent the value of the dividends per share paid on common stock and may be granted to employees and consultants in connection with any number of shares subject to another award, such as an option or SAR, held by such individual. The Compensation Committee may elect to pay dividend equivalents in cash or in common stock or in a combination of both.

        Performance Awards.    Performance awards may be granted to employees and consultants on an individual or group basis. Generally, these awards will be based upon specific performance targets and may be paid in cash or in common stock or in a combination of both. The value of performance awards may be linked to market value, book value, net profits or other measures of the value of common stock or other performance criteria over a predetermined period.

        Stock Payments.    Stock payments may be awarded to employees and consultants in the form of shares of common stock as part of a deferred compensation arrangement or otherwise in lieu of or in addition to all or any part of compensation, including bonuses, that would otherwise be payable in cash to the employee or consultant.

        Merger, Consolidation And Other Events.    The plan provides the Compensation Committee discretion to amend terms of awards such as exercise price, number of shares and vesting upon the occurrence of a recapitalization, stock split, reorganization, merger, consolidation, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of our assets or other similar corporate event. In addition, the plan further provides that in any event, upon the occurrence of a "sale of the company," as defined in the plan, all outstanding awards will become immediately exercisable, vested or payable, as applicable, unless an award is otherwise assumed by a successor to Duane Reade or replaced by a similar right with respect to securities of the successor entity or subject to other limitations imposed at the time of grant.

        Amendment, Modification and Termination.    The Compensation Committee may, at any time and from time to time, amend, modify or terminate the plan without stockholder approval; provided, however, that stockholder approval is required if (i) the amendment increases the number of shares that may be optioned or sold under the plan; (ii) such approval is necessary or deemed advisable with respect to tax, securities or other applicable laws, policies or regulations; or (iii) the amendment extends the expiration dates of the plan. Furthermore, no amendment, modification or termination may adversely alter or affect the terms of outstanding options without the consent of the affected employee.

        Material United States Federal Income Tax Considerations.    The following is a general summary of the material United States federal income tax consequences of certain awards granted under the plan. This discussion is based on the Internal Revenue Code of 1986, as amended, its legislative history, treasury regulations and administrative and judicial interpretations as of the date of this proxy statement. This summary does not discuss all of the tax consequences that may be relevant in light of an individual's particular circumstances (including, state, local, foreign and estate tax consequences), nor is it intended to apply in all respects to all categories of participants.

        Incentive Stock Options.    Generally, an optionee recognizes no taxable income when an ISO that meets the requirements set forth in Section 422 of the Internal Revenue Code is granted to him or when that ISO is exercised by him. Upon exercise of the ISO, however, the optionee's alternative minimum taxable income will generally include the amount by which the fair market value of the common stock acquired at the time of exercise exceeds the option exercise price. If the optionee holds the shares acquired upon exercise of ISO for at least two years after the date of grant and for at least one year after the date of exercise, the difference between the sale price and exercise price upon subsequent disposal of the shares will be treated as a long term capital gain or loss. If the optionee disposes of the shares without holding the shares for the appropriate period, at the time of the disposition the optionee will generally recognize ordinary income in an amount equal to the fair market value of the common stock on the date of exercise over the option exercise price. Any gain in excess of this amount will be taxed as a capital gain. If the optionee does not hold the shares underlying the ISO for at least two years after the date of grant and for at least one year after the date of exercise, and the sale price is below the exercise price, the difference between the amount realized on the sale and exercise price is treated as a loss.

        Non-Qualified Stock Options.    There is no taxable income to an optionee when a NQSO is granted to him. Upon exercise of the NQSO, however, the optionee will generally recognize ordinary income in an amount equal to the excess of the fair market value of the shares of common stock acquired upon exercise, determined on the date of exercise, over the aggregate exercise price of such NQSO. An optionee's basis for the shares of common stock acquired upon exercise for purposes of determining his gain or loss on his subsequent disposition of the shares will be equal to the option price paid plus the ordinary income recognized upon exercise.

        Company Deductions.    In general if we comply with the applicable income reporting requirements, we will be allowed a business expense deduction to the extent an optionee recognizes ordinary income upon the exercise of a NQSO or upon a disposition of an ISO that occurs prior to the date that is two years after the date of grant and one year after the date of exercise.

        SARs.    Upon the grant of an SAR, no income is realized nor will Duane Reade be entitled to any deduction. An individual who exercises an SAR will realize ordinary income, whether the award is paid in cash, common stock or other property, in an amount equal to the excess of the fair market value of the common stock on the date of exercise over the exercise price of the SAR. Generally, Duane Reade will be entitled to deduct as compensation the amount realized by the employee as ordinary income in the same year as that amount is taxable to the employee.

        Restricted Stock Grants.    Generally no income will be recognized by a participant who is granted a stock award if such award is subject to a substantial risk of forfeiture or restrictions on transferability, unless the participant makes a special election with the Internal Revenue Service pursuant to Section 83(b) of the Code to be taxed at the time of grant. Section 83(b) allows a participant to elect, within 30 days of receipt of an award of restricted stock, to be taxed at ordinary income tax rates on the fair market value of the common stock comprising the award at the time of award. If the election is made, Duane Reade will be entitled to a corresponding deduction. No income will be recognized, and no deduction allowed to Duane Reade, upon lapse of the forfeiture provisions on vesting of the restricted stock. Any subsequent appreciation (or depreciation) in the value of the shares will be taxed as capital gain (or capital loss) upon a subsequent sale. If the shares are subsequently forfeited, a participant will not be allowed a deduction or loss for tax purposes for the forfeited amount.

        If a participant has not made an 83(b) election, upon lapse of the risk of forfeiture or restrictions on transferability, the participant will be taxed at ordinary income tax rates on the then fair market value of the common stock and a corresponding deduction will be allowable to the Company (subject to the satisfaction of certain conditions in the case of stock awards granted to Section 162(m) Officers). The participant's basis in the common stock received will be equal to the ordinary income so recognized. Upon subsequent disposition of such common stock, the participant will realize capital gain or loss (long-term or short-term, depending upon the holding period of the stock sold).

        Dividend Equivalents. A participant who has not made a Section 83(b) election, will generally be taxed at ordinary income tax rates on dividend equivalents paid to in cash on restricted stock or performance awards.

        Section 162(m).    Under Section 162(m) of the Internal Revenue Code, income tax deductions of publicly held companies may be limited to the extent total compensation for certain executive officers exceeds $1 million in any one year. The deduction limit under Section 162(m) does not apply, however, to specified "performance based compensation" established by an independent compensation committee that is adequately disclosed to, and approved by, stockholders. Under a Section 162(m) transition rule for compensation plans of corporations that are privately held and that become publicly held in an initial public offering, awards granted under the plan prior to approval of the plan, as amended, by our stockholders at the annual meeting held in 1999 will not be subject to Section 162(m). The Compensation Committee may designate a key employee as a "Section 162(m) Participant" and determine whether the awards granted to that key employee will qualify as performance-based compensation shall contain such terms and conditions as may be necessary to meet the applicable provisions of section 162(m)(4)(c) and the regulations issued thereunder.

        New Plan Benefits

        As options granted under the plan are discretionary and are determined by the Compensation Committee, we cannot determine the number of shares of common stock that will be acquired by these persons in the future under the plan. In addition, since the value of options depends upon the future market price of common stock, we cannot determine the value of outstanding options.

        THE APPROVAL OF THE THIRD AMENDMENT TO THE 1997 EQUITY PARTICIPATION PLAN, AS AMENDED, REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES OF COMMON STOCK HELD BY HOLDERS PRESENT OR REPRESENTED BY PROXY AT THE ANNUAL MEETING. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVING THE THIRD AMENDMENT TO THE 1997 EQUITY PARTICIPATION PLAN, AS AMENDED.

DIRECTOR ATTENDANCE

        During the fiscal year ended December 28, 2002, the Board of Directors met seven times, the Audit Committee met five times and the Compensation Committee met five times. Each director attended, either in person or via telephone, all of the meetings of the Board, except that one director did not attend one Board meeting. In addition, each director attended, either in person or via telephone, all of the meetings of the Board committees on which the director served in 2002, except that one director did not attend one Compensation Committee meeting. Directors meet their responsibilities not only by attending Board and Committee meetings, but also through communication with the Chairman and Chief Executive Officer and other members of management on matters affecting Duane Reade.

COMPENSATION OF DIRECTORS

        We do not compensate directors who are Duane Reade employees. All other directors receive the following compensation:

Fees

        Board Meeting Attendance Fee—Each non-employee director received a fee of $7,500 for each Board meeting he attended or participated in by telephone. Each non-employee director received an additional fee of $1,000 for attending the Board meeting held in conjunction with the annual meeting of shareholders.

        Committee Meeting Participation Fee—Each non-employee director received a fee of $1,500 for each Board committee meeting he attended or participated in by telephone.

        Directors may elect to defer all or a portion of their fees to future distribution dates.

        Duane Reade also reimburses all directors for travel and other related expenses incurred in attending stockholder, Board and committee meetings.

Options

        Annual Board Member Stock Option Grant—Each non-employee director receives an annual grant of 5,000 options to purchase common stock for serving as a member of the Board in the previous fiscal year, pro rated for partial year service. These stock options are issued under our 1997 Equity Participation Plan and vest over five years. At the election of the non-employee directors, these stock option grants may be replaced by stock appreciation rights that carry the same economic attributes as the stock option grants. During 2002, options were granted on February 13th with an exercise price of $26.65 per share to all non-employee directors except for Mr. Woodrow, who joined the Board on March 1, 2002. As a result, Mr Woodrow was granted 5,000 options to purchase common stock on September 6, 2002 at an exercise price of $16.65 per share. Non-employee directors were not eligible to participate in the offer to exchange options described below under the heading "Summary of Offer to Exchange Options."

BOARD COMMITTEES

        There are three committees of the Board as of the record date: an Audit Committee, a Compensation Committee and a Corporate Governance Committee. Membership as of the record date was as follows:

Audit	Compensation	Corporate Governance
Mr. Simon—Chairman	Mr. Jaffe—Chairman	Mr. Roberg—Chairman
Mr. Johnson *	Mr. Johnson *	Mr. Johnson *
Mr. Roberg	Mr. Roberg	Mr. Woodrow
Mr. Simon

*
Effective as of the Annual Meeting, Mr. Johnson will cease to be a member of the Board and the three committees on which he serves. Following the Annual Meeting. Mr. Jaffe will become a member of the Audit Committee, and Mr. Pradelli will become a member of the Corporate Governance Committee.

Audit Committee

        The Audit Committee met five times during fiscal 2002. Each member of the committee is "independent" as defined in the listing standards of the New York Stock Exchange, where we list our common stock. The Board has approved a written charter for the committee, a copy of which is included as an exhibit to this proxy statement.

        The Committee:

  •
  oversees our financial reporting process and systems of internal control;
  •
  oversees the function and activities of our independent auditors;
  •
  oversees the function and activities of our internal auditors;
  •
  oversees the preparation of annual and quarterly consolidated financial statements in conformity with generally accepted accounting principles;
  •
  oversees our systems for monitoring compliance with laws and regulations;
  •
  recommends to the Board the appointment of independent auditors and annually evaluates the auditors' independence;
  •
  oversees and supervises special investigations; and
  •
  annually reviews and assesses the adequacy of its charter, and amends the charter as appropriate, with Board approval.

Report of the Audit Committee

        The Audit Committee functions pursuant to an amended charter that was adopted by the Committee on October 22, 2002 and approved by the Board of Directors on October 22, 2002, a copy of which is included as Attachment "A" to this proxy statement. This charter replaces the previous charter which had been adopted by the Committee and approved by the Board of Directors on April 17, 2000 and April 18, 2000, respectively. As set forth in the charter, the role of the Committee is to oversee our financial reporting process and systems of internal control. The Board of Directors, in its business judgment, has determined that all members of the Committee are "independent," as required by applicable listing standards of the New York Stock Exchange.

        Our management is responsible for the preparation, presentation and integrity of our financial statements, our accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Our independent auditors, PricewaterhouseCoopers LLP, are responsible for auditing our financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

        In the performance of its oversight function, the Committee has reviewed and discussed the audited financial statements with management and the independent auditors. The Audit Committee also discussed with management and PricewaterhouseCoopers the process used to support certifications by our Chief Executive Officer and Chief Financial Officer that are required by the Securities and Exchange Commission and the Sarbanes-Oxley Act of 2002 to accompany our periodic filings with the Securities and Exchange Commission. The Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. Finally, the Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and written confirmations from management with respect to information technology consulting services relating to financial information systems design and implementation services provided by the auditors. The Committee has considered whether the provision of information technology consulting services relating to financial information systems design and implementation and other non-audit services by the independent auditors to the Company is compatible with maintaining the auditor's independence and has discussed with the auditors the auditors' independence.

        Based upon the review of information received and discussions as described in this report, the Committee recommended to the board that the audited financial statements be included in the

Company's Annual Report on Form 10-K for the year ended December 28, 2002, which was then filed with the Securities and Exchange Commission.

The foregoing has been approved by all members of the Audit Committee. DUANE READE INC. AUDIT COMMITTEE William Simon—Chairman David W. Johnson Kevin Roberg

Compensation Committee

        The Compensation Committee met five times during fiscal 2002.

        The Committee:

  •
  advises and makes recommendations to the Board regarding annual salary and bonus determinations of all of our officers and senior management, including the Chief Executive Officer;
  •
  advises and makes recommendations to the Board regarding compensation of non-employee directors;
  •
  reviews and makes recommendations to the Board regarding the performance standards under our compensation and incentive programs for directors, officers and senior management; and
  •
  reviews and makes recommendations to the Board regarding grants of awards under our 1997 Equity Participation Plan.

Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee was formed on February 11, 2003 and is scheduled to have its first meeting on April 22, 2003. The Nominating and Corporate Governance Committee is responsible for:

  •
  assisting the Board of Directors by actively identifying individuals qualified to become Board members;
  •
  recommending to the Board of Directors the director nominees for election at the next annual meeting of stockholders;
  •
  monitoring significant developments in the law and practice of corporate governance and of the duties and responsibilities of directors of public companies;
  •
  leading the Board of Directors and each committee of the Board in its annual performance self-evaluation, including establishing criteria to be used in connection with such evaluation;
  •
  overseeing the adoption of and compliance with the Company's Code of Business Conduct and Ethics; and
  •
  developing and recommending to the Board of Directors Corporate Governance Guidelines for the Company and then assisting the Board of Directors in administering the Corporate Governance Guidelines.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CSFB/DLJMB Relationships

        In connection with our recapitalization in June 1997, an affiliate of Donaldson, Lufkin and Jenrette, DLJ Merchant Banking Partners II, L.P. and some of its affiliates purchased an aggregate of 9,383,420 shares of our common stock. The aggregate purchase price for these shares was approximately $78.7 million, or approximately $8.33 per share. As of February 14, 2003, according to information included in their Schedule 13G filed on that date, these entities and their affiliates owned 1,793,143 shares of our common stock.

        On June 13, 2001, we consummated an underwritten public offering of 8,050,000 shares of our common stock, of which 4,000,000 shares were sold by us, 3,740,000 were sold by DLJ Merchant Banking Partners II, L.P. and certain of its affiliates and 310,000 were sold by members of our management. CSFB acted as lead underwriter in this offering and received customary underwriting fees. On July 10, 2001, we amended and restated our credit agreement in which CSFB acted as the manager and syndication agent. In connection with the credit agreement, CSFB received a customary funding fee of approximately $1.8 million.

Loan Agreements

        On November 9, 1998, upon unanimous approval of our Board of Directors, we extended a $2.0 million loan to Mr. Cuti. For so long as our credit agreement is outstanding, this loan bears interest at the rate of interest we pay on the revolving loans outstanding under our credit agreement. Thereafter, Mr. Cuti's loan bears interest at LIBOR plus 300 basis points. The loan becomes due upon the earliest to occur of (1) the termination of Mr. Cuti's employment, (2) the termination of Mr. Cuti's employment agreement, (3) any sale by Mr. Cuti of 15% or more of our common stock held by Mr. Cuti or (4) November 9, 2003. Pursuant to Mr. Cuti's employment, in the event of (1) termination of Mr. Cuti's employment by reason of termination by us without "cause," (2) our non-renewal of his employment term under the employment agreement, (3) Mr. Cuti's resignation with "good reason," as such terms are defined in the employment agreement, (4) Mr. Cuti's death or disability or (5) a "sale of the company," as such term is defined in the employment agreement, we will forgive all of the accrued interest and outstanding principal owed by Mr. Cuti with respect to this loan as of the date of his termination of employment or the sale of the company, as applicable. Mr. Cuti has informed the Board that he has waived his right to receive the benefit of any forgiveness event related to this loan. At December 28, 2002, the total balance due to Duane Reade, including interest accrued to that date, amounted to $2.7 million. These notes pre-date the July 30, 2002 Sarbanes-Oxley legislation that prohibits loans to executives and are grandfathered under this legislation.

DRI Investment Group, LLC Transactions

        On February 28, 2002, Mr. Cuti, Gary Charboneau, Senior Vice President—Sales and Merchandising, and Jerry Ray, Senior Vice President—Store and Pharmacy Operations, entered into arrangements to provide for the transfer of a portion of their stock options with respect to our common stock to DRI Investment Group, LLC, in exchange for a private annuity payable to each of them annually by DRI Investment Group. The stock options held by DRI Investment Group and the shares of common stock underlying these options are subject to the same terms of exercise under our 1997 Equity Participation Plan as if they were held directly by the executives and, in addition to the restrictions on transfer described below, are subject to the same transfer restrictions imposed by Duane Reade on all other options and shares of common stock held directly by Duane Reade executive officers.

        The members of DRI Investment Group are Cuti Family Investments LLC, a limited liability company formed by Mr. Cuti and his family and managed by Mr. Cuti, Charboneau Family Investments

LLC, a limited liability company formed by Mr. Charboneau and his family and managed by Mr. Charboneau, and Ray Family Investments LLC, a limited liability company formed by Mr. Ray and his family and managed by Mr. Ray. Each of Messrs. Cuti, Charboneau and Ray, through the members of DRI Investment Group, shares the power to determine the disposition of the options transferred by him to DRI Investment Group with the others.

        DRI Investment Group, in consideration for the transfer of the stock options by Messrs. Cuti, Charboneau and Ray, is required to pay each of them an annual annuity commencing on such executive's 60th birthday and continuing on each anniversary of such date until the executive's death. In each case the annuity has been calculated to reflect the fair market value of the options transferred to DRI Investment Group on the date of transfer. As of March 27, 2003, Mr. Cuti had transferred options to purchase 842,833 shares of common stock to DRI Investment Group, Mr. Charboneau had transferred options to purchase 123,488 shares of common stock, and Mr. Ray had transferred options to purchase 130,515 shares of common stock.

        In connection with the DRI Investment Group arrangements, Duane Reade agreed to waive the transfer restrictions imposed under its 1992 Stock Option Plan and 1997 Equity Participation Plan on the stock options transferred by Messrs. Cuti, Charboneau and Ray to DRI Investment Group. In addition, Duane Reade agreed to file a registration statement pursuant to the Securities Act of 1933 and to make any filings necessary to ensure that shares of common stock issued to DRI Investment Group upon exercise of the options are properly registered for resale under the Securities Act of 1933. Messrs. Cuti, Charboneau and Ray continue to report transactions required by Section 16 of the Securities Exchange Act of 1934 relating to any options held by DRI Investment Group as if any such options were held by each of them directly.

        In order to provide DRI Investment Group with the funds initially required to meet its annuity payment obligations and meet its operating expenses, Duane Reade has agreed to make advances to DRI Investment Group from time to time in an aggregate amount that may not exceed $200,000. For each of these advances, DRI Investment Group has delivered to Duane Reade a promissory note dated February 28, 2002. This note pre-dates the July 30, 2002 effective date of the Sarbanes-Oxley legislation and is therefore grandfathered under the provisions that prohibit loans to executives. At March 27, 2003 the outstanding balance of principal and interest on this note amounted to $197,035. Interest on this note is payable semiannually at a rate that is equivalent to the rate of interest paid by Duane Reade on the revolving portion of its borrowings under its senior credit agreement on the date of the promissory note, which was 3.65%. The principal and all accrued and unpaid interest are payable in full on February 28, 2005.

Other Relationships

        The Company is party to a consulting agreement with Transportation Services International ("TSI"), an entity operated by Mr. Cuti's brother, Joseph Cuti. TSI provides various trucking, logistical and warehousing consultative services to Duane Reade. The Company's agreement with TSI is terminable by either party. Duane Reade's payments to TSI totaled $135,424 and $143,526 in fiscal 2002 and 2001, respectively.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

        The following table sets forth information with respect to the beneficial ownership of our common stock, which constitutes our only class of voting capital stock, by (1) each director, (2) each named executive officer and (3) all executive officers and directors as a group, based on data as of March 28, 2003. This table reflects the cancellation of options but does not take into account the replacement options that will be granted to our executive officers pursuant to the offer to exchange options described below under the heading "Summary of Offer to Exchange Options."

        For purposes of this table, a person is deemed to have "beneficial ownership" of any shares that the person has the right to acquire within 60 days after the date of this proxy statement. For purposes of calculating the percentage of outstanding shares held by each person named below, any shares that a person has the right to acquire within 60 days after the date of this proxy statement are deemed to be outstanding, but not for the purposes of calculating the percentage ownership of any other person.

Shares of Common Stock Beneficially Owned

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Outstanding Shares
Anthony J. Cuti(1)	780,639	3.2%
Gary Charboneau(2)	248,162	1.0%
Jerry M. Ray(3)	147,542	*
John K. Henry(4)	—	*
Joseph S. Lacko(5)	35,679	*
Kevin Roberg(6)	13,800	*
David W. Johnson(7)	12,075	*
William Simon(8)	4,500	*
David L. Jaffe(9)	2,000	*
Carl M. Pradelli(10)	1,000	*
Kenneth B. Woodrow(11)	1,000	*
All executive officers and directors as a group (11 persons)(12)	1,246,397	5.0%

*
Less than 1 percent of issued and outstanding shares of common stock.

(1)
Includes 780,539 shares that could be acquired upon the exercise of presently exercisable stock options, of which options for the purchase of 752,833 shares are held indirectly by Mr. Cuti through DRI Investment Group. Excludes options for 238,183 shares that were tendered in connection with the offer to exchange options. Please refer to the section entitled "Summary of Offer to Exchange Options" for more information.

(2)
Includes 94,925 shares that could be acquired upon the exercise of presently exercisable stock options, of which options for the purchase of 87,998 shares are held indirectly by Mr. Charboneau through DRI Investment Group. Excludes options for 96,849 shares that were tendered in connection with the offer to exchange options. Please refer to the section entitled "Summary of Offer to Exchange Options" for more information.

(3)
Includes 138,852 shares that could be acquired upon the exercise of presently exercisable stock options, of which options for the purchase of 127,770 shares are held indirectly by Mr. Ray through DRI Investment Group. Excludes options for 79,357 shares that were tendered in connection with the offer to exchange options. Please refer to the section entitled "Summary of Offer to Exchange Options" for more information.

(4)
Excludes options for 85,867 shares that were tendered in connection with the offer to exchange options. Please refer to the section entitled "Summary of Offer to Exchange Options" for more information.

(5)
Includes 35,679 shares that could be acquired upon the exercise of presently exercisable stock options. Excludes options for 400 shares that were tendered in connection with the offer to exchange options. Please refer to the section entitled "Summary of Offer to Exchange Options" for more information.

(6)
Includes 11,000 shares that could be acquired upon the exercise of presently exercisable stock options. Mr. Roberg also beneficially owns 2,000 equivalent shares in vested SARs that are not included in the table above.

(7)
Includes 11,000 shares that could be acquired upon the exercise of presently exercisable stock options. Mr. Johnson also beneficially owns 2,000 equivalent shares in vested SARs that are not included in the table above.

(8)
Includes 2,000 shares that could be acquired upon the exercise of presently exercisable stock options.

(9)
Includes 2,000 shares that could be acquired upon the exercise of presently exercisable stock options.

(10)
Includes 1,000 shares that could be acquired upon the exercise of presently exercisable stock options.

(11)
Includes 1,000 shares that could be acquired upon the exercise of presently exercisable stock options.

(12)
Includes 1,077,995 shares that could be acquired upon the exercise of presently exercisable stock options. Excludes options for 500,656 shares that were tendered in connection with the offer to exchange options. Please refer to the section entitled "Summary of Offer to Exchange Options" for more information. Does not include 4,000 vested SARs owned by non-employee directors. The address of each of the officers and directors listed in this group is c/o Duane Reade Inc., 440 Ninth Avenue, New York, New York 10001.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS

        We have been notified by the persons in the following table that they were the beneficial owners of more than 5% of our voting securities as of February 14, 2003. According to the most recent Schedule 13G filed by the owner with the SEC, these shares were acquired in the ordinary course of business and were not acquired for the purpose of, and do not have the effect of, changing or influencing control over us.

Name and Address of Beneficial Owner	No. of Shares Beneficially Owned	Percent of Outstanding Shares(1)
Westport Asset Management, Inc.(2) 253 Riverside Avenue Westport, CT 06880	2,438,160	10.1%
T. Rowe Price Associates, Inc.(3) 100 E. Pratt Street Baltimore, MD 21202	2,431,900	10.1%
Credit Suisse First Boston(4) Uetlibergstrasse 231 P.O. Box 900 CH-8070 Zurich, Switzerland	1,793,143	7.5%

(1)
This calculation is based on all outstanding shares of common stock as of March 27, 2003.

(2)
Information based on Schedule 13G dated February 14, 2003. Westport Asset Management, Inc. has sole voting power with respect to 674,800 of these shares and sole dispositive power over 674,800 of such shares.

(3)
Information based on Schedule 13G dated February 14, 2003. Includes all shares reported by T. Rowe Price Associates, Inc., an investment advisor registered under the Investment Advisors Act of 1940, and T. Rowe Price New Horizons Fund, Inc. under agreement to file jointly on Schedule 13G. T. Rowe Price Associates has sole voting power with respect to 243,800 of these shares and sole dispositive power over all of these shares.

(4)
Information based on Schedule 13G dated February 14, 2003. Includes all shares reported by Credit Suisse First Boston, a Swiss bank, on behalf of itself and its subsidiaries, to the extent that they constitute a part of the Credit Suisse First Boston business unit. The shares are held directly by (a) direct and indirect subsidiaries of Credit Suisse First Boston (USA), Inc., an indirect subsidiary of Credit Suisse First Boston, (b) merchant banking funds advised by subsidiaries of Credit Suisse First Boston (USA), Inc. and (c) Credit Suisse First Boston Corporation, a wholly owned subsidiary of Credit Suisse First Boston (USA), Inc., in proprietary trading and investment accounts. Credit Suisse First Boston and the owners of the shares described above have shared voting power and shared dispositive power over these shares.

EXECUTIVE OFFICERS AND KEY EMPLOYEES

        The following table sets forth the current executive officers and key employees of Duane Reade:

Name	Age	Position
Anthony J. Cuti	57	Chairman, Chief Executive Officer and President
Gary Charboneau	58	Senior Vice President—Sales and Merchandising
John K. Henry	53	Senior Vice President, Chief Financial Officer, Assistant Secretary
Jerry M. Ray	55	Senior Vice President—Store and Pharmacy Operations
Joseph S. Lacko	61	Vice President—Information Technology

        Anthony J. Cuti has been our Chairman of the Board, Chief Executive Officer and President since April 1996. Prior to joining Duane Reade, Mr. Cuti served as President and as a member of the Board of Directors of Supermarkets General and Pathmark from 1993 to 1996 and, prior to being named President of Supermarkets General and Pathmark, Mr. Cuti was Executive Vice President and Chief Financial Officer of Supermarkets General. From 1984 to 1990, he was the Chief Financial Officer of the Bristol-Myers International Group of the Bristol-Myers Company and prior to that was employed by the Revlon Corporation.

        Gary Charboneau has been our Senior Vice President in charge of Sales and Merchandising since February 1993. Prior to joining Duane Reade, Mr. Charboneau held various positions at CVS, a retail drugstore chain, from 1978 to February 1993, most recently as Executive Vice President.

        John K. Henry has been our Senior Vice President and Chief Financial Officer since August of 1999. Prior to joining Duane Reade, Mr. Henry was Senior Vice President and Chief Financial Officer of Global Household Brands from 1998 to 1999, Executive Vice President and Chief Financial Officer of Rickel Home Centers from 1994 to 1998 and Vice President of Finance of Supermarkets General Holdings Corporation from 1992 to 1994.

        Jerry M. Ray has been our Senior Vice President in charge of Store and Pharmacy Operations since July 1996 and served as Vice President of Pharmacy Operations from April 1995 to June 1996. From 1991 to 1994, Mr. Ray served as President and CEO of Begley Drugstores, Inc.

        Joseph S. Lacko has been our Vice President of Information Technology since October 1996. Prior to joining Duane Reade, Mr. Lacko held various positions at Pathmark, from 1970 to October 1996, most recently as Vice President of Information Services.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table summarizes the principal components of compensation of the Chief Executive Officer and our other four most highly compensated executive officers for the fiscal years ended December 28, 2002, December 29, 2001 and December 30, 2000. The compensation set forth below fully reflects compensation for services performed on our behalf and on behalf of our subsidiaries.

Compensation

Long-Term Compensation
		Annual Compensation					Securities Underlying Stock Options(1)
Name								All Other Compensation(2)
	Principal Position	Year	Salary		Bonus
Anthony J. Cuti	Chief Executive Officer	2002 2001 2000	$ $ $	750,000 750,000 650,000	$	— — 1,500,000	282,550 — —	$ $ $	1,170,833 231,019 289,498
Gary Charboneau	SVP—Sales and Merchandising	2002 2001 2000	$ $ $	330,000 317,940 300,000	$	— — 396,000	77,600 — —	$ $ $	106,781 122,197 151,594
John K. Henry	SVP—Chief Financial Officer	2002 2001 2000	$ $ $	275,000 274,120 245,000	$	— — 275,000	77,600 — 50,000		$123,801 — —
Jerry M. Ray	SVP—Store and Pharmacy Operations	2002 2001 2000	$ $ $	280,000 278,462 240,000	$	— — 336,000	77,600 — —	$ $ $	56,822 64,791 79,356
Joseph S. Lacko	VP— Information Technology	2002 2001 2000	$ $ $	188,428 167,468 157,660	$ $	— 70,108 80,520	— 2,000 —		— — —

(1)
Numbers in this column include options cancelled pursuant to the offer to exchange options described below under the heading "Summary of Offer to Exchange Options."
(2)
The amounts in this column include (i) the dollar value of the premiums paid by Duane Reade with respect to the term portion of split dollar life insurance policies purchased on the lives of the named executive officers: Mr. Cuti ($88,639); Mr. Charboneau ($3,100); Mr.Henry ($3,167); and Mr. Ray ($1,378); and (ii) the actuarial equivalent of the benefit to each of the following named executive officers of the remainder of the premiums paid on the split-dollar life insurance policies by Duane Reade based on certain assumptions regarding interest rates and life expectancy: Mr. Cuti ($1,079,794); Mr. Charboneau ($101,281); Mr.Henry ($120,634); and Mr. Ray ($53,044). All premiums paid by Duane Reade on behalf of each of the named executive officers will be recovered by Duane Reade upon the death of the named executive. Mr. Lacko does not participate in any split-dollar life insurance programs. In addition, this column includes Company matching contributions to the 401(k) plan during 2002 as follows: Mr. Cuti ($2,400); Mr. Charboneau ($2,400); and Mr. Ray ($2,400). Mr. Henry and Mr. Lacko do not participate in the 401(k) Plan.

        During the 2002 fiscal year, the cost of perquisites furnished to each executive officer did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus of that executive officer as reported in the table above.

OPTION GRANTS IN LAST FISCAL YEAR

        The following table sets forth information concerning stock options granted to the named executive officers during fiscal 2002.

	Individual Grants
	Number Of Securities Underlying Options Granted (#)(1)(2)	% Of Total Options Granted To Employees In Fiscal Year(3)			Potential Realized Value At Assumed Annual Rates Of Stock Price Appreciation For Option Term(4)
Name			Exercise Price ($/SH)
				Expiration Date	5% ($)	10%($)
Anthony J. Cuti	282,550	48.8%	$26.65	February 13, 2012	$4,735,550	$12,000,813
Gary Charboneau	77,600	13.4%	$26.65	February 13, 2012	$1,300,579	$3,925,923
John K. Henry	77,600	13.4%	$26.65	February 13, 2012	$1,300,579	$3,295,923
Jerry M. Ray	77,600	13.4%	$26.65	February 13, 2012	$1,300,579	$3,295,923
Joseph S. Lacko	—	—	—	—	—	—

(1)
All of the above stock option awards were non-qualified and granted under the 1997 Equity Participation Plan. The options vest in three equal annual installments beginning on the first anniversary of the date of grant, with all options becoming fully vested on the third anniversary of the date of grant. The exercise prices were based on the fair market value of the shares of common stock at the time the options were granted (as determined in accordance with the 1997 Equity Participation Plan). The options terminate ten years after the date of grant. Upon a termination of employment for any reason, all unvested options will expire immediately and vested options will expire as of (i) the date of the executive's termination of employment for cause, as determined by the Compensation Committee, (ii) 180 days after the executive's termination by reason of death or permanent disability, or (iii) 30 days after the executive's termination of employment for any reason other than death, permanent disability or cause. Vesting will accelerate in certain instances, including a "sale of the company," as defined in the plan.

(2)
Each of the options set forth in this table was cancelled pursuant to the offer to exchange options described below under the heading "Summary of Offer to Exchange Options."

(3)
During fiscal 2002, the Company granted to its employees options covering 579,350 shares of common stock. Options granted to employees other than the named executive officers are primarily related to new hires or promotion of key employees. The Company generally grants options to senior executives and other key employees on an alternating year basis.

(4)
The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the stock price of the Company. The gains reflect a future value based upon growth at these prescribed rates.

Aggregate Option Exercise in Fiscal Year Ended
December 28, 2002 and Fiscal Year-End Option Values

        The following table summarizes the number and value of all unexercised options held by the Chief Executive Officer and our other four most highly compensated executive officers at the end of fiscal 2002. Information in this table includes options cancelled pursuant to the offer to exchange options described below under the heading "Summary of Offer to Exchange Options."

				Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-The-Money Options at Fiscal Year End
Name	Shares Acquired on Exercise
			Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Anthony J. Cuti	90,000	(1)	$1,480,323	881,612	368,403	$7,386,773	—
Gary Charboneau	—		—	147,444	114,526	691,544	—
John K. Henry	—		—	50,000	127,600	—	—
Jerry M. Ray	—		—	177,572	107,141	$1,130,352	—
Joseph S. Lacko	—		—	34,671	3,216	$379,745	$432

(1)
Shares representing 90,000 options exercised during the year were sold by Mr. Cuti in connection with the December 2002 repayment of an outstanding loan due to the Company.

Equity Compensation Plan Disclosure

        Duane Reade maintains the following two equity compensation plans under which Duane Reade's common stock is authorized for issuance to employees and directors in exchange for services: the 1992 Stock Option Plan and the 1997 Equity Participation Plan. Both plans have received the approval of Duane Reade's stockholders.

        The following table provides aggregate information regarding the shares of common stock that may be issued upon the exercise of options, warrants and rights under both of Duane Reades's equity compensation plans as of December 28, 2002. The information set forth below does not give effect to the proposed amendments to the 1997 Equity Participation Plan, described above under the heading "Proposal to Approve the Third Amendment to the 1997 Equity Participation Plan, as Amended."

	(a)	(b)	(c)
PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS(3)	WEIGHTED AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS(3)	NUMBER OF SECURITIES AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN(a)(3)
Equity Compensation Plans approved by security holders(1):	2,563,185	$18.88	189,035
Equity Compensation Plans not approved by security holders(2):	—	—	—
Total	2,563,185	$18.88	189,035

(1)
Options were granted pursuant to the following plans: the 1992 Stock Option Plan and the 1997 Equity Participation Plan. Duane Reade will not make any further awards under the Amended and Restated 1992 Stock Option Plan.

(2)
Duane Reade currently has no equity compensation plans that are not approved by security holders.

(3)
Numbers in this column do not reflect options cancelled pursuant to the offer to exchange options described below under the heading "Summary of Offer to Exchange Options."

Summary of Offer to Exchange Options

        In February 2003, the Compensation Committee recommended that the Board of Directors authorize the implementation of an offer to exchange certain outstanding options to address the substantial loss in value of the outstanding stock options held by our employees and the increasing inability of those options to serve as meaningful incentives for optionees to remain in Duane Reade's employ.

        On February 27, 2003, we offered each eligible employee of Duane Reade the opportunity to exchange all of his or her currently outstanding options to purchase shares of Duane Reade's common stock granted under Duane Reade's 1992 Stock Option Plan and 1997 Equity Participation Plan with an exercise price equal to or in excess of $16 per share (other than certain options granted on May 7, 1999 pursuant to Duane Reade's Deferred Compensation Stock Grant Program). All eligible executive officers accepted the offer to exchange options. Non-employee members of the Board of Directors were not eligible to participate in the offer to exchange options. Under the offer to exchange, employees could exchange eligible options subject to a single option grant on an all-or-nothing basis for a new option on a one-for-one basis. At the close of the offer on March 27, 2003, we accepted for exchange and cancellation options to purchase an aggregate of 1,335,449 shares of common stock, representing approximately 95.30% of the options that were eligible to be tendered in the offer.

        Subject to the terms and conditions of the offer to exchange options, we will issue new options to purchase approximately 1,335,449 shares of common stock under Duane Reade's 1997 Equity Participation Plan. The grant of new options will occur on or after September 28, 2003, but no later than October 28, 2003. Each new option issued in exchange for a cancelled option will have an exercise price equal to the average closing price of Duane Reade's common stock as reported on the New York Stock Exchange for the five-day trading period ending immediately prior to the date of grant (but in no event less than the closing price on the date of the grant). If an employee resigns or is terminated for any reason prior to the grant date of the new options, he or she will not be eligible to receive the new options. Each new option will vest in three equal annual installments beginning on the first anniversary of the date of grant and will have a ten-year term.

        Options for 954,822 shares were held by executive officers and eligible for exchange. The following table sets forth the number of options cancelled pursuant to the offer to exchange options by each of our named executive officers.

Name	Number of Options Cancelled
Anthony J. Cuti	462,550
Gary Charboneau	163,582
John K. Henry	177,600
Jerry M. Ray	143,090
Joseph S. Lacko	2,000

Contracts with Executive Officers

        Anthony J. Cuti

        Effective July 31, 2002, we entered into an amended and restated employment agreement with Anthony J. Cuti. This amended and restated employment agreement superseded Mr. Cuti's prior employment agreement, which was effective as of June 18, 1997, and the amendments to his prior agreement. Pursuant to the agreement Mr. Cuti serves as Chairman, Chief Executive Officer and President of the Company.

        The agreement provides Mr. Cuti with an annual base salary of $750,000 during calendar year 2002. As of January 1, 2003, Mr. Cuti's base salary was increased to $850,000 per year. Under the agreement, commencing on January 1, 2004, Mr. Cuti's base salary will increase by not less than the percentage increase in a designated consumer price index for the previous 12-month period. The agreement also provides for an annual incentive bonus of up to 200% of base salary based on performance goals mutually agreed by Mr. Cuti and the Company, and a long term cash target award of $975,000 that Mr. Cuti will receive in 2005, subject to his continued employment through December 31, 2004, if the target performance level for the annual bonus is met or exceeded during each of calendar years 2003 and 2004. In addition to his salary and bonuses, the agreement provides: (1) participation by Mr. Cuti in all benefit plans generally available to our executive officers; (2) additional fringe benefits to Mr. Cuti including an allowances for legal fees and tax planning, club memberships and an automobile; (3) reimbursement to Mr. Cuti by the Company of any income taxes incurred by Mr. Cuti as a consequence of income imputed to him for value received by him under the agreement that is not paid to him in cash or marketable property; and (4) severance benefits. The agreement also integrates the terms of a preexisting loan between Mr. Cuti and the Company that was included under the terms of Mr. Cuti's 1997 employment agreement, as amended.

        Under the agreement, Mr. Cuti has agreed not to disclose or otherwise inappropriately use for his personal benefit, any of our confidential or proprietary information. He has further agreed that upon the termination of his employment with the Company for any reason, during the one-year period following such termination, he will not compete with us or solicit any of our employees, customers, suppliers, licensees or similar persons to sever or diminish their relationship with us. Furthermore, Mr. Cuti has agreed that, during the term of his employment with us, he will not solicit other employment within the food and drug industry unless the chairman of our Compensation Committee waives this restriction in writing. Mr. Cuti further agreed that, in the event he receives an unsolicited offer from any other employer in the food and drug industry, he will inform the chairman of our Compensation Committee of his receipt of such offer.

        Subject to the earlier termination of Mr. Cuti's employment with us, the term of the agreement will continue through December 31, 2004. Pursuant to the agreement, if we terminate Mr. Cuti's employment without "cause" or if we do not offer Mr. Cuti continued employment after December 31, 2004 at a substantially higher rate of compensation, the terms of which are defined in the agreement, or Mr. Cuti resigns with "good reason," Mr. Cuti will be entitled to receive severance payments in an aggregate amount equal to five times the "earnings amount," defined as the greater of (1) the largest dollar amount equal to the sum of his base salary and annual incentive bonus earned by Mr. Cuti during any twelve-month period occurring during the time Mr. Cuti is employed by the Company, and (2) an amount determined pursuant to a formula set forth in the agreement. Twenty-five percent of the severance amount must be paid to Mr. Cuti within ten calendar days after his termination. The remainder must be paid in substantially equal monthly installments over the 24-month period following termination. In addition to the severance amount, in exchange for Mr. Cuti's agreement not to compete with the Company for five years after his termination of employment, Mr. Cuti will receive a supplemental payment equal to 60% of the severance amount paid in the same proportion as the basic severance amount is paid to him. Also, in addition to severance, Mr. Cuti will generally be entitled to continued health, dental, disability, life insurance and similar benefits, at our expense, during the 24-month period following his termination, any unvested stock options held by Mr. Cuti will become immediately vested on the termination date and, if any applicable target performance level has been met or exceeded, Mr. Cuti will immediately become entitled to payment of the long term cash target award. In the event of a "sale of the company", as defined in the agreement, Mr. Cuti will immediately become entitled to all of the severance payments and benefits described above regardless of whether his employment continues after such sale. The agreement provides Mr. Cuti with a tax gross up for any amounts paid to him in connection with a sale of the company that are considered "excess parachute payments' under the Internal Revenue Code.

        The amended and restated agreement sets forth the terms of Mr. Cuti's supplemental executive retirement plan, or SERP, which we initially agreed to provide to him under his 1997 employment agreement. Under the terms of the amended and restated agreement, we have agreed to provide Mr. Cuti with an annual payment beginning on the earlier of the first day of the month in which Mr. Cuti attains age 65 and the third anniversary of his termination of employment. The payment will equal 50% of the "earnings amount", as described in the prior paragraph plus an additional 2% of the earnings amount for each full or partial year that Mr. Cuti provides services to us in any capacity after his 60th birthday. The agreement provides that the Company will fulfill its obligations to provide Mr. Cuti with SERP benefits by purchasing a split dollar life insurance policy. This split dollar life insurance policy was purchased by the Company in January 2002 and provides substantially equivalent benefits as the SERP. This policy required us to make an initial annual premium payment of $4,000,000 in fiscal 2002, to be followed by annual premium payments of $5,000,000 per year in fiscal years 2003 through 2010. The Company's premium payments are secured by the policy's cash value and death benefits.

        Messrs. Charboneau, Ray and Henry

        We have also entered into agreements with Messrs. Charboneau, Ray, and Henry and certain other executives that provided for their initial base salaries and incentive bonuses based on specific financial performance measures. The agreements also provide for their initial stock option awards and salary increases from time to time as may be determined by the Compensation Committee of the Board of Directors. These agreements entitle each of Messrs. Charboneau, Henry, and Ray to severance payments equaling 12 months of their respective salaries if they are terminated without cause. Effective with the first payroll period of fiscal 2003, Mr. Charboneau's annual base salary was increased to $450,000, and Mr. Henry's and Mr. Ray's annual base salaries were each increased to $350,000. In addition, the Compensation Committee of the Board approved long-term cash target awards of (i) $304,000 for Mr. Charboneau and (ii) $266,000 for each of Mr. Henry and Mr. Ray. Payment of these awards is conditioned upon (i) each executive remaining employed through December 31, 2004 and (ii) the target performance level for each executive's annual bonus is met or exceeded during each of fiscal years 2003 and 2004.

Executive Split Dollar Life Insurance Policies

        In 1998, we established executive split dollar life insurance policies for Messrs Cuti, Charboneau and Ray as part of their long-term compensation program. During the first quarter of 2002, a new split dollar policy was established for Mr. Henry. Duane Reade pays the premiums for these policies and the policies are assigned to Duane Reade as collateral for the amount of the cumulative premiums paid. The policies also provide for a Long Term Service Adjustment that reduces Duane Reade's interest in the policies by 10% per year for 10 years commencing in the year of termination of each executive's services with Duane Reade. The Long Term Service Adjustment shall occur only if: (a) the executive remains employed with Duane Reade through December 31, 2003, (b) Duane Reade has positive income for financial reporting purposes, net of all expenses and taxes as determined by the audited financial statements of Duane Reade, in the year coincident with the termination of the executive's services with Duane Reade; and (c) a change of control has occurred or (d) Duane Reade terminates the executive without cause. There have been no premium payments on these policies since July 30, 2002. Subject to the approval of the Compensation Committee of the Board of Directors, the Company intends to convert these policies to corporate owned life insurance during 2003.

Deferred Bonus Plan

        We have established a Supplemental Deferred Bonus Plan, in which approximately 13 key management employees participate. This plan provides that a cash bonus payment may be paid to each participating employee on the fourth anniversary of the plan, May 6, 2003, in an amount equal to the anticipated appreciation of a quantity of stock options granted to the employees under our 1997 Equity Participation Plan. The cash payment will only be made if the actual appreciation of the stock options during the four year period falls below the anticipated appreciation. In order to receive payment, the plan participant must be on our active payroll as an employee in good standing on the payment date. Messrs. Cuti, Charboneau and Ray are participants in this plan, and have agreed to limit any cash payments that are made to them under this plan to (1) a change in control of Duane Reade or (2) in the event that the participating officer is terminated by us without good cause. The maximum amount of the cash bonuses payable to participating employees under this plan ranges from $10,000 to $1,000,000.

REPORT OF COMPENSATION COMMITTEE

        In accordance with the rules and regulations of the Securities and Exchange Commission, or SEC, the following report of the Compensation Committee and the performance graph appearing immediately thereafter shall not be deemed to be "soliciting material" or to be "filed" with the SEC or subject to Regulations 14A or 14C of the Exchange Act, or to the liabilities of Section 18 of the Exchange Act and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, notwithstanding any general incorporation by reference of this proxy statement into any other filed document.

Scope of the Compensation Committee; Members

        In 2002 the Compensation Committee was composed of four non-employee directors: Messrs. Jaffe, Johnson, Roberg and Simon. Within the Compensation Committee, Messrs. Johnson and Roberg served as the members of the 162(m) Subcommittee. The 162(m) Subcommittee, comprised solely of members who are "outside directors" under Section 162(m) of the Internal Revenue Code, administers grants under the 1997 Equity Participation Plan to employees and consultants.

        The Compensation Committee is required to review and approve all aspects of the compensation paid to our Chief Executive Officer and the four other most highly paid executive officers, as well as all salaries and salary increases for executives whose annual base salary is $180,000 or greater and all agreements providing for the payment of benefits following a change in control of Duane Reade or severance following a termination of employment. The Compensation Committee also reviews and approves the terms of each incentive compensation and bonus program in effect for employees who are at or above management level and the aggregate amounts which can be awarded thereunder each year.

Executive Compensation for Fiscal 2002

        The Compensation Committee's philosophy regarding compensation of executive officers recognizes the need to honor existing employment agreements and the belief that executives should be compensated at competitive levels that are sufficient to attract and retain highly talented employees. Inherent in the compensation philosophy is the emphasis on performance-based compensation. Duane Reade's executive compensation package currently consists of a mix of salary, bonus awards and stock option grants as well as benefits plans offered by Duane Reade. Duane Reade is currently considering implementing other long term compensation programs and may do so prior to the end of 2003.

        Salary.    The level of annual compensation for individual executive officers is based upon a number of factors. The Compensation Committee took into account a combination of the individual executive officer's performance and the performance of Duane Reade and the individual aspect of Duane Reade's business for which such person was responsible, the scope of such person's responsibility, and the current compensation package in place for that officer. Increases in an executive's annual base salary are dependent on such person's performance, company-wide financial results and on general levels of wages and price inflation.

        Annual Bonuses.    In fiscal 2002 performance targets for executives were tied to the attainment of specified levels of earnings per share, net revenue, and cash flow. In addition, a portion of each individual's award was granted on a discretionary basis by his or her division head or the Chief Executive Officer or in the case of the four most highly paid executive officers and the Chief Executive Officer, by the Compensation Committee, following an assessment of each individual's performance. None of the Chief Executive Officer or the four most highly paid executive officers received a bonus for fiscal 2002, as in each case the required earnings per share levels for achieving a bonus were not met. Third and fourth quarter 2002 incentive bonus awards for certain other management were not paid for the same reason.

        Equity Grants.    In keeping with the goal of enhancing Duane Reade's profitability and continuing to build stockholder value, Duane Reade's long-term compensation programs are designed to reward growth in stockholder value, as well as to reward long-term service to Duane Reade. Long term incentive rewards are made under the 1997 Equity Participation Plan, based on recommendations submitted to the Compensation Committee and the 162(m) Subcommittee by Duane Reade's Chief Executive Officer. In fiscal 2002, awards consisted of grants of non-qualified stock options having exercise prices equal to 100% of the fair market value of Duane Reade's common stock on the date of grant.

        The future value of these options is directly linked to increases in the price of Duane Reade's common stock, thereby linking long-term compensation to increased stockholder value and continuing service to Duane Reade. The terms of options granted under the 1997 Equity Participation Plan, including vesting, exercisability and option term, are determined by the Compensation Committee, based upon relative position and responsibilities of each executive officer, historical and expected contributions of each officer, previous option grants to executive officers and a review of the competitive equity compensation for executive officers of similar rank in companies that are comparable to Duane Reade's industry and size. The value of awards under the 1997 Equity Participation Plan is primarily dependent upon increases in the price of Duane Reade's common stock over a period of up to ten years. Generally, the plan requires employees to remain employed by Duane Reade throughout the period in order to receive their awards. In March 2003, all of our executives elected to cancel the options that were granted during fiscal 2002 in connection with the offer to exchange options described below.

        Deductibility of Executive Compensation.    Section 162(m) of the Internal Revenue Code limits the deduction a publicly held company is allowed for compensation paid to certain executive officers. Generally, amounts paid in excess of $1 million to a covered executive, other than performance-based compensation, cannot be deducted. The Compensation Committee considers ways to maximize deductibility of executive compensation, but retains the flexibility it deems necessary to compensate executive officers in a manner commensurate with performance and the competitive environment for executive talent, regardless of the ultimate deductibility of the compensation.

CEO Compensation for Fiscal 2002

        Mr. Cuti has been the Chief Executive Officer of Duane Reade since 1997. Mr. Cuti's compensation is governed by an employment agreement that was entered into at the commencement of his employment with Duane Reade and renegotiated during the first half of fiscal 2002.

        The Compensation Committee met and made numerous decisions related to Mr. Cuti's compensation in 2002, including the renegotiation of his employment agreement described above under the heading "Contracts with Executives." In connection with the renegotiation of Mr. Cuti's agreement, the Committee utilized, among other things, an independent consulting firm to recommend a compensation package for Mr. Cuti based on a review of peer group and comparable industry CEO compensation packages. Based on this study, the Committee believes that Mr. Cuti's compensation package is at an appropriate level based on comparable company performance.

Annual Cash Compensation

        For fiscal 2002, Mr. Cuti's base salary was $750,000, the same as was in effect for fiscal 2001. The base salary was determined by the Compensation Committee on the basis of his employment contract. Mr. Cuti did not receive a bonus during fiscal 2002. His employment agreement provides for a bonus of up to 200% of his base salary based on performance goals mutually agreed by Mr. Cuti and the Company. For 2002 performance goals were based on company performance levels that were not achieved by the Company.

Long-Term Compensation

        Cash Compensation.    Mr. Cuti's employment agreement provides for a long-term cash target award of $975,000 that he will receive in 2005 if (i) he remains employed through December 31, 2004 and (ii) the target performance level for his annual bonus is met or exceeded during each of fiscal years 2003 and 2004.

        Equity Compensation.    On February 13, 2002, Mr. Cuti received an award of options to purchase 282,550 shares of common sock pursuant to the 1997 Equity Participation Plan. These options had an exercise price of $26.65 per share which was the fair market value per share of our common stock on the date of grant. These options were issued along with options to Duane Reade's other executive officers, certain employees and non-employee directors. In March 2003, Mr. Cuti elected to cancel these options in connection with the offer to exchange described below.

Retirement Arrangement

        Mr. Cuti's employment agreement contemplates a retirement benefit beginning on the earlier of (i) the first day of the month in which he attains age 65 and (ii) the third anniversary of his termination of employment. At that time, Mr. Cuti is entitled to receive an annual payment equal to 50% of the "earnings amount" (which is described above under "Contracts with Executives"), plus 2% of the earnings amount for each full or partial year that Mr. Cuti provides services to us in any capacity after his 60th birthday. We have elected to satisfy our obligations by purchasing a split dollar life insurance policy.

2003 Offer to Exchange Options

        As a result of the substantial decline in market price of Duane Reade's common stock, many of the outstanding options held by our executive officers and other key employees had exercise prices significantly higher than the market price of the underlying option shares. The Compensation Committee believed that those options were no longer effective in achieving the desired objectives of retaining and motivating employees important to Duane Reade's attainment of its business and financial objectives and the creation of value for its stockholders. The Compensation Committee decided that an offer to exchange options was necessary because equity incentives in the form of stock option grants form a critical component of the compensation package provided to key employees of Duane Reade and play a substantial role in our ability to retain the services of individuals essential to Duane Reade's long-term financial success.

        Accordingly, in February 2003, the Compensation Committee recommended that the Board of Directors authorize the implementation of an offer to exchange options and on February 27, 2003, Duane Reade offered each eligible employee, including executive officers, the opportunity to exchange certain outstanding options. In exchange, the employee will receive one new option under Duane Reade's 1997 Equity Participation Plan for each exchanged option. Each new option will have an exercise price equal to the average closing price of Duane Reade's common stock as reported on the New York Stock Exchange for the five-day trading period ending immediately prior to the date of grant (but in no event less than the closing price on the date of the grant).

        In order to assure that the offer to exchange options serves its primary purposes of assuring the continued services of key employees and helping to create stockholder value, several limitations were imposed. No participant is eligible to receive a new option for his or her cancelled option unless that individual continues in Duane Reade's employ until the grant date of the new option. To assure that the new option will not be treated as a variable award for financial accounting purposes, which would otherwise have a negative impact upon Duane Reade's earnings, no new option will be granted before at least 6 months and a day after the cancellation of the option submitted for exchange. In addition, each new option will vest in three equal annual installments beginning on the first anniversary of the date of grant, regardless of whether the exchanged option would have become fully vested sooner. As a result of the requirement of continued employment, the deferred grant date for the new options and the new three-year vesting schedule, the Compensation Committee believes that the offer to exchange options strikes an appropriate balance between the interests of Duane Reade's employees and those of its stockholders. The new options will provide an opportunity for executive officers and other employees essential to Duane Reade's long-term financial success to restore value to the equity component of their compensation package. However, those individuals will enjoy the benefits of their new options only if they in fact remain in Duane Reade's employ and contribute to Duane Reade's financial success in a manner that creates stockholder value in the form of increases to the market value of Duane Reade's common stock.

        Summary.    The Compensation Committee believes the executive compensation policies and programs described in this report serve the interests of the stockholders and Duane Reade. Compensation delivered to executives is intended to be linked to, and be commensurate with, company performance and with stockholder expectations. We note that the compensation philosophy should be measured over a period sufficiently long to determine whether strategy development and implementation are in line with, and responsive to, stockholder expectations.

        The foregoing has been approved, and has been respectfully submitted, by all members of the Compensation Committee.

                      DUANE READE INC.
                      COMPENSATION COMMITTEE
                      David L. Jaffe—Chairman
                      David W. Johnson
                      Kevin Roberg
                      William Simon

Compensation Committee Interlocks And Insider Participation

        Mr. Jaffe was a Managing Director of DLJ Merchant Banking Partners II, Inc. For a description of the relationship and transactions between Duane Reade and DLJ Merchant Banking Partners II, Inc. and some of its affiliates, see "Certain Relationships and Related Transactions."

Stock Performance Graph

        The following line graph compares the cumulative total return of our common stock with the cumulative total return of companies in the Russell 2000 Index and companies in the S&P Retail (Drug Stores) Index for the period beginning February 11, 1998, the date of our initial public offering, and ending December 31, 2002. The graph assumes that the value of the investment in Duane Reade and in each index was $100 on February 11, 1998 and assumes that all dividends were reinvested. Companies in the Russell 2000 Index have similar market capitalization to us, and we were one of the companies included in the Russell 2000 Index during each year portrayed on the graph. We have also selected the S&P Retail (Drug Stores) Index which, through December 31, 2001, consisted of CVS, Rite Aid, Walgreen and Longs Drugs and, beginning on January 1, 2002, reflects only CVS and Walgreen.

Comparison of 58 Month Cumulative Total Return*
Among Duane Reade Inc., Russell 2000 Index and S&P Retail (Drug Stores) Index

*
$100 invested on February 11, 1998 in Duane Reade common stock compared to $100 invested on January 31, 1998 in each index, including reinvestment of dividends.

OTHER BUSINESS FOR MEETING

        The Board of Directors does not know of any materials that will be presented for action at the annual meeting other than those described above and matters incident to the conduct of the meeting. If, however, any other matters not presently known to management should come before the annual meeting, it is intended that the shares represented by the accompanying proxy will be voted on these matters in accordance with the discretion of the holders of the proxy.

Appointment of Independent Auditors

        The Board of Directors has appointed the firm of PricewaterhouseCoopers LLP to audit our accounts with respect to our operations for the fiscal year ending on December 27, 2003 and to perform such other services as may be required. Should the firm be unable to perform these services for any reason, the Board of Directors will appoint other independent auditors to perform these services. PricewaterhouseCoopers LLP served as our independent auditors for the fiscal years ending December 29, 2001 and December 28, 2002.

  Audit Fees

        The aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP for the audit of our financial statements for the 2002 fiscal year and the reviews of the condensed financial statements included in our quarterly reports on Form 10-Q for the 2002 fiscal year were $320,000.

  Financial Information Systems Design and Implementation Fees

        PricewaterhouseCoopers LLP did not render any services to Duane Reade for financial information systems design and implementation during the 2002 fiscal year.

  All Other Fees

        The aggregate fees billed for all other services rendered by PricewaterhouseCoopers LLP to Duane Reade during the 2002 fiscal year, exclusive of the services described above were $215,200. These services consisted of tax services, audits of employee benefit plans, and services associated with the filing of a registration statement on Form S-3.

        The Audit Committee of the Board of Directors has considered whether PricewaterhouseCoopers's provision of services other than services rendered in connection with the audit of our annual financial statements is compatible with maintaining PricewaterhouseCoopers' independence.

        Representatives of PricewaterhouseCoopers LLP will be at the annual meeting to answer your questions and will have the opportunity to make a statement if they so desire.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

        Section 16(a) of the Exchange Act requires directors, officers and persons who beneficially own more than 10% of a registered class of stock to file initial reports of ownership (Form 3) and reports of changes in beneficial ownership (Forms 4 and 5) with the Commission and the New York Stock Exchange. Such persons are also required under the rules and regulations promulgated by the Commission to furnish us with copies of all Section 16(a) forms they file.

        Based solely on a review of the copies of such forms, as amended and furnished to us, we believe that our directors, officers and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements, except for Messrs. Cuti, Charboneau and Ray, who filed Forms 4s reflecting their interest in DRI Investment Group LLC late, and Mr. Woodrow, whose Form 3 reflecting his appointment to the Board of Directors was inadvertently filed late. We believe that all holdings and transactions relating to DRI Investment Group LLC have been properly and timely disclosed in our quarterly and annual reports.

Stockholder Proposals for 2004

        Any stockholder who wishes to present a proposal at the next annual meeting of stockholders, and who wishes to have such proposal included in our proxy statement for the meeting, must, in accordance with Rule 14a-8 of the Exchange Act, deliver a copy of such proposal to us at 440 Ninth Avenue, New York, New York 10001, Attention: Secretary, no later than November 30, 2003; however, if the 2004 annual meeting of stockholders is held on a date more than 30 days before or after the corresponding date of the 2003 annual meeting, any stockholder who wishes to have a proposal included in our proxy statement and proxy for that meeting must deliver to us a copy of the proposal within a reasonable time before the proxy solicitation is made. We reserve the right to decline to include in our proxy statement and proxy any stockholder's proposal that does not comply with the rules of the SEC and/or our by-laws for the inclusion therein.

        In accordance with Article II, Section 10 of our bylaws, for notice of a stockholder proposal to be considered timely, but not included in the proxy materials, a stockholder's proposal must be delivered to, or mailed and received by, Duane Reade's Secretary not less than 60 days nor more than 90 days before the date of our annual meeting. Proposals must comply with certain information requirements set forth in our bylaws. You may obtain a copy of the bylaws from Duane Reade's Secretary at Duane Reade Inc., 440 Ninth Avenue, New York, New York 10001, Attention: Secretary.

Other Matters

        The Board is not aware of any matters that will be brought before the Annual Meeting other than as described in this Proxy Statement. However, if any matters properly come before the Annual Meeting that are not specifically set forth on the proxy card and in this Proxy Statement, the persons designated as proxies will have authority to vote thereon in accordance with their best judgment.

Incorporation by Reference

        To the extent that this proxy statement is incorporated by reference into any other filing by Duane Reade under the U.S. Securities Act of 1933 or the U.S. Securities Exchange Act of 1934, the sections of this Proxy Statement entitled "Report of the Audit Committee", "Report of Compensation Committee" and "Stock Performance Graph" will not be deemed incorporated unless specifically provided otherwise in such filing.

Annual Report

        Our 2002 annual report to stockholders was mailed to stockholders on or about April 11, 2003. The 2002 annual report to stockholders does not form any part of the materials for the solicitation of proxies. Upon written request, we will provide stockholders with a copy of our annual report on Form 10-K for the year ended December 28, 2002, as filed with the SEC, and any amendments thereto, without charge. Please direct written requests for a copy of the Form 10-K, and any amendments thereto, to: Duane Reade Inc., 440 Ninth Avenue, New York, New York 10001 Attention: Secretary.

DUANE READE INC.
AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

CHARTER

MISSION

        1.1  The Audit Committee of the Board of Directors (the "Committee") of Duane Reade Inc. (the "Company") will assist the Board of Directors (the "Board") in fulfilling its oversight responsibilities. The Committee will review (i) the financial reporting process (including the financial reports provided by the Company to the public), (ii) the systems of internal control, (iii) the internal and external audit process and (iv) the Company's process for monitoring compliance with laws and regulations. In performing its duties, the Committee will maintain effective working relationships with the Board, management and the internal and external auditors. To effectively perform his or her role, each Committee member will obtain an understanding of the detailed responsibilities of Committee membership as well as the Company's business, operations and risks.

AUTHORITY

        2.1  The Board authorizes the Committee, within the scope of its responsibilities to:

  •
  Seek any information it requires from:

                  b     Any employee (and all employees are directed to co-operate with any request made by the Committee)

                  b     External parties

  •
  Obtain outside legal or other professional advice

  •
  Ensure the attendance of Company officers at meetings as appropriate

ORGANIZATION

Membership

        3.1  The Committee will be comprised of at least three members, all of whom shall be independent, as defined by the New York Stock Exchange Corporate Accountability and Listing Standards.

        3.2  Each member of the Committee shall be financially literate or must become financially literate within a reasonable period of time after his or her appointment to the Committee.

        3.3  The Chairman of the Committee shall have accounting or related financial management expertise, shall be nominated at the Annual Meeting of the Board and shall serve for a one-year term. An individual serving as Chairman may be nominated to additional one year terms at each Annual Meeting of the Board.

        3.4  Members of the Committee shall be appointed by the Board at the Annual Meeting of the Board and shall serve for one-year terms. Members can serve additional one year terms if appointed at each Annual Meeting.

Meetings

        3.5  The Committee shall meet no fewer than four times per fiscal year in accordance with a schedule established each year by the Board and at such other times that the Committee may determine.

        3.6  A quorum for any meeting shall be two members, whose participation may be either in person or by phone.

        3.7  The Secretary of the Committee shall be the Company Secretary, or such other person as appointed by the Board. The Secretary of the Committee shall record minutes of the proceedings of all meetings. Such minutes shall be approved by the Committee at a subsequent meeting.

        3.8  Meeting agendas shall be developed by the Committee Chairman, in consultation with the Company's management and the Secretary of the Committee. Committee members who would like to suggest agenda items should communicate with one of these individuals. Agendas shall be circulated to Committee members prior to Committee meetings.

        3.9  In addition to the Committee members and the Secretary of the Committee, meetings shall include, at the discretion of the Committee, the Company's Chief Executive Officer, Chief Financial Officer and Controller as well as representatives from the Company's internal audit function and its external audit firm. As appropriate, the Committee may request any officer or employee of the Company or representatives of the Company's outside counsel, investment bankers or other persons that it deems appropriate to attend a meeting.

        3.10 Either the internal auditors or the external auditors may request that the Chairman of the Committee call a special meeting of the audit committee, if such auditors deem such a meeting to be necessary and appropriate.

ROLES AND RESPONSIBILITIES

Financial Reporting Process and Financial Statements

        4.1  In consultation with the Company's management, its internal audit function and its external auditors, review the design and operation of the Company's financial reporting and disclosure process, both internally and externally.

        4.2  Establish complaint procedures for employees and others to report matters affecting financial reporting and disclosure, internal controls and related accounting and auditing issues as well as protocols to address these concerns.

        4.3  Review the Company's critical accounting policies, including any changes to these policies and practices on an annual or interim basis. This review shall include an analysis, prepared by management of the Company and the external auditors, of significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements, including an analysis of the effect of alternative Generally Accepted Accounting Principles (GAAP) methods on the Company's financial statements and a description of any transactions as to which management obtained accounting opinion letters.

        4.4  Review and discuss the certifications made by the Company's Chief Executive and Chief Financial Officers with respect to the accuracy and completeness of the financial statements and disclosures included in annual and interim reports filed with the Securities and Exchange Commission and the basis upon which those certifications were made prior to filing such reports.

        4.5  Review the results of the work performed by the Company's internal audit function and external auditors prior to the release of annual and interim financial reports to consider any issues that arose during the course of that work concerning the completeness or accuracy of the financial statements or disclosures. Confirm that the scope of the external auditors review of the interim and audit of the annual financial statements was performed in accordance with Generally Accepted Auditing Standards (GAAS).

System of Internal Controls

        4.6  Obtain an understanding of the significant business and operational risks that the Company faces and the internal controls and processes in place to mitigate the impact of those risks on the Company's performance and viability.

        4.7  Understand the scope, nature and results of testing of the Company's internal controls by the Company's internal audit function and external auditors and whether appropriate corrective action has been taken on their recommendations.

        4.8  Review and discuss the certifications made by the Company's Chief Executive and Chief Financial Officers with respect to the Company's system of internal controls included in annual and interim reports filed with the Securities and Exchange Commission and the basis upon which those certifications were made prior to filing such reports.

Internal Audit

        4.9  Review the activities, organization, resources and qualifications of the internal auditors (whether employees of the Company or employees of a third party providing such services on an out-sourced basis).

        4.10 Review the process used to develop the annual risk assessment and internal audit plan and approve the scope and costs associated with the execution of this plan. Ensure that adequate provision is made for discretionary audit areas that may arise during the year.

        4.11 Review a summary of the reports issued by the internal audit function throughout the year, including management's response and action plans with respect to the internal auditors recommendations.

        4.12 At least annually, review the progress made with respect to executing the approved internal audit plan as well as any modifications made to the plan during the year.

        4.13 As deemed appropriate, meet privately with the internal auditors.

External Audit

        4.14 Recommend to the Board the appointment of the independent auditor, which firm is ultimately accountable to the Committee.

        4.15 Review the experience and qualifications of the senior members of the independent auditor team and the quality control procedures of the independent auditor. Obtain and review the formal written statement and letter required by Independence Standards Board Standard No. 1 related to the auditors' independence. Ensure that required partner rotational standards have been followed by the audit team.

        4.16 Review the external auditor's proposed audit scope and approach and ensure no unjustified restrictions or limitations have been placed on the scope of their audit procedures

        4.17 Review and approve the external audit fees based upon the proposed audit scope.

        4.18 Establish criteria for the pre-approval of non-audit services to be performed by the independent auditors and ensure such services comply with the scope of services regulations promulgated by the Securities and Exchange Commission and other Company regulators.

        4.19 Review the results of the independent auditors procedures, including all matters required to be reported in accordance with GAAS and other regulatory standards.

        4.20 Meet separately with the external auditors to discuss any matters that the Committee or auditors believe should be discussed privately.

        4.21 Ensure that specific findings and recommendations made by the external auditors are received and discussed on a timely basis and that appropriate corrective action is taken by Company management.

Compliance with Laws and Regulations

        4.22 Review the effectiveness of the system for monitoring compliance with laws and regulations and the results of management's investigation and follow-up (including disciplinary action) of any fraudulent acts or non-compliance.

        4.23 Obtain regular updates from management and the Company's legal counsel regarding regulatory compliance matters as well as any legal issues that could have a significant impact on the Company's financial statements or business operations.

Reporting and other Responsibilities

        4.24 Regularly update the Board concerning Committee activities, ensure that the Board is aware of matters which may significantly impact the financial condition or affairs of the Company and make appropriate recommendations to address these matters.

        4.25 Perform other oversight functions as requested by the Board.

        4.26 If necessary, institute special investigations and, if appropriate, hire special counsel or experts to assist in such investigations.

        4.27 Review and update the Committee Charter and receive approval of changes from the Board.

        4.28 Evaluate the Committee's own performance on a regular basis.

DETACH HERE

PROXY

DUANE READE INC.

ANNUAL MEETING OF STOCKHOLDERS
MAY 8, 2003

        The undersigned, hereby appoint(s) Anthony J. Cuti and Michelle D. Bergman, each of them with full power of substitution, to act as proxy and to represent the undersigned at the 2003 annual meeting of stockholders and to vote all shares of common stock of Duane Reade Inc. that the undersigned is entitled to vote and would possess if personally present at said meeting to be held on May 8, 2003 at 11:00 a.m., Eastern time, and at all postponements or adjournments thereof upon the following matters:

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THE PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSALS ON THE REVERSE SIDE. PROXIES ARE GRANTED THE DISCRETION TO VOTE UPON ALL OTHER MATTERS THAT MAY PROPERLY BE BROUGHT BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF. PROXY ANNUAL MEETING OF STOCKHOLDERS MAY 8, 2003 DUANE READE INC.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

DETACH HERE

☒	Please mark votes as in this example.
1.	Election of Directors.
	The Board of Directors recommends a vote FOR ALL of the nominees.
						FOR	AGAINST	ABSTAIN
	Nominees:	(01) Anthony J. Cuti, (03) Carl M. Pradelli, (05) William Simon and	(02) David L. Jaffe, (04) Kevin Roberg, (06) Kenneth B. Woodrow	2.	Proposal to approve the third amendment to the 1997 Equity Participation Plan, as amended.	☐	☐	☐
FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES	The Board of Directors recommends a vote FOR this Proposal.
☐	FOR, except as noted above	MARK HERE IF YOU PLAN TO ATTEND THE MEETING	☐
		MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	☐
PLEASE ACT PROMPTLY SIGN, DATE & MAIL YOUR PROXY CARD TODAY.
Please sign name exactly as it appears on this card. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please provide full title as such.
Signature:	Date:	Signature:	Date:

QuickLinks

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 8, 2003 Duane Reade Inc. 440 Ninth Avenue New York, New York 10001
Duane Reade Inc. 440 Ninth Avenue New York, New York 10001
INTRODUCTION
RECORD DATE
PROXIES
VOTING SHARES AND QUORUM REQUIRED
MATTERS TO BE VOTED UPON
DIRECTOR ATTENDANCE
COMPENSATION OF DIRECTORS
BOARD COMMITTEES
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT
Shares of Common Stock Beneficially Owned
SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS
EXECUTIVE OFFICERS AND KEY EMPLOYEES
EXECUTIVE COMPENSATION Summary Compensation Table
Compensation
OPTION GRANTS IN LAST FISCAL YEAR
Aggregate Option Exercise in Fiscal Year Ended December 28, 2002 and Fiscal Year-End Option Values
Equity Compensation Plan Disclosure
REPORT OF COMPENSATION COMMITTEE
Comparison of 58 Month Cumulative Total Return* Among Duane Reade Inc., Russell 2000 Index and S&P Retail (Drug Stores) Index
OTHER BUSINESS FOR MEETING
DUANE READE INC. AUDIT COMMITTEE OF THE BOARD OF DIRECTORS CHARTER